Exhibit 4.2

ACKNOWLEDGEMENT AND AGREEMENT TO BE BOUND

TO:	ISA ODIDI AND AMINA ODIDI

Reference is made to the stock option agreement (the “Option Agreement”) dated September 10, 2004 by and between IntelliPharmaCeutics Ltd. (“IPC US”) and Isa Odidi and Amina Odidi, jointly (collectively, the “Optionees”), a copy of which is attached hereto as Schedule “A”, by which the Optionees were granted the option to purchase 5,000,000 common shares of IPC US.

Reference is also made to the plan of arrangement (the “Plan of Arrangement”) involving, among others, IPC US and Vasogen Inc. pursuant to which, among other things, all outstanding stock options of IPC US, including the option granted under the Option Agreement, whether vested or not vested, will be exchanged at the Effective Time (as defined in the Plan of Arrangement) for no consideration other than an option to acquire common shares of the undersigned.  The exercise price and number of common shares of the undersigned subject to the option received by the Optionees on the exchange will be determined in a manner consistent with subsection 7(1.4) of the Income Tax Act (Canada) and the terms of the Plan of Arrangement.

The undersigned hereby agrees that option of the undersigned received by the Optionees on the above described exchange of option effective at the Effective Time will be rights under a stock option agreement entered into by the undersigned.  Subject to the option adjustment provision of section 2.3 of the Plan of Arrangement, the option received by the Optionees on the exchange will represent a right to acquire 2,763,940 common shares of the undersigned upon payment of US$3.62 per share, in all other respects on the same terms and conditions as the Option Agreement, except that:

1.	all references to the “Company” shall refer to the undersigned;

2.	all references to shares of “Common Stock” shall refer to common shares of the undersigned; and

3.
such option shall vest in tranches of 276,394 rather than 500,000 but otherwise on the same terms and conditions as set out in the vesting schedule attached to the Option Agreement, it being acknowledged that the first tranche thereof is already vested.

DATED the 22nd day of October, 2009.

INTELLIPHARMACEUTICS INTERNATIONAL INC.

Per: Signed "John Allport"

Name: John Allport

Title: V.P. Legal Affairs and Licensing

SCHEDULE “A”

INTELLIPHARMACEUTICS LTD.

STOCK OPTION AGREEMENT

THIS AGREEMENT is made as of September 10, 2004 (the “Grant Date”), by and between IntelliPharmaCeutics Ltd. (the “Company”) and Isa Odidi and Amina Odidi, jointly (individually, the “Optionee”, jointly, the “Optionees”).

WHEREAS, the Company desires to grant to the Optionees a stock option to purchase shares of the common stock of the Company; and

WHEREAS, the Company and the Optionees wish to confirm the terms and conditions of the option;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is hereby agreed between the parties hereto as follows:

SECTION 1

GRANT OF OPTION

1.1 Grant of Option.

Subject to the terms, restrictions, limitations and conditions stated herein, the Company hereby grants to the Optionee a stock option (the “Option”) to purchase all or any part of 5,000,000 shares (the “Option Shares”) of the Company's common stock, $.001 par value per share (the “Common Stock”). The exercise price for each share of Common Stock is $2.00 per share (the “Exercise Price”), subject to adjustment as provided in Section 3.1 hereof.

1.2 Exercise of Option.

The Option shall be exercisable as to all or any portion of the Option Shares during the Option Period (as defined in Section 1.4 hereof) by the delivery to the Company, at its principal place of business, of a

(a)	written notice of exercise in substantially the form attached hereto as Exhibit 1, and

(b)	payment to the Company of the Exercise Price, multiplied by the number of Option Shares being purchased (the “Purchase Price”), as provided in Section 1.3.

Upon delivery of such notice and receipt of payment in full of the Purchase Price, the Company shall cause to be issued a certificate representing the Option Shares purchased, within five business days.

1.3 Purchase Price.

Payment of the Purchase Price for all or any part of the Option Shares purchased pursuant to the exercise of an Option shall be made in cash or certified check:

Term and Termination of Option.

The term of the Option shall commence on the Grant Date and end ten years from the Grant Date (the “Option Period”). Upon the expiration of the Option Period, the Option and all unexercised rights granted to Optionee hereunder shall terminate, and thereafter be null and void.

1.4 Vesting Provisions.

The Option Shares shall become vested in the manner provided in the Vesting Schedule attached hereto.

1.5 Rights as Shareholder

Until the Optionee exercises the Option, the Optionees shall have no rights as a shareholder with respect to such Option Shares. The Company shall make no adjustment for any dividends or distributions or other rights on or with respect to Option Shares for which the record date is prior to the exercise of the Option.

SECTION 2

RESTRICTIONS ON TRANSFER OF OPTION SHARES

2.1 Restriction on Transfer of Option and of Option Shares.

The Option evidenced hereby is nontransferable other than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Optionees only by the Optionees (or in the event of both of their disability, by their personal representative) and after their death, only by their legatee or the executor of their estate. If an Optionee is a surviving spouse of an Optionee, the surviving Optionee shall become the sole holder of the Option, and the Option shall be exercisable by such surviving Optionee.

2.2 Legend on Stock Certificates

Certificates evidencing the Option Shares, to the extent appropriate at the time, shall have noted conspicuously on the certificates a legend intended to give all persons full notice of the existence of the conditions, restrictions, rights and obligations set forth herein, such as those below:

“The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be sold, transferred, assigned or hypothecated unless (1) there is an effective registration under such act covering such securities, (2) the transfer is made in compliance with rule 144 promulgated under such act, or (3) the issuer receives an opinion of counsel, reasonably satisfactory to the company, stating that such sale, transfer, assignment or hypothecation is exempt from the registration requirements of the Act.”

GENERAL PROVISIONS

2.3 Changes in Capitalization.

(a)
If the number of shares of Common Stock shall be increased or decreased by reason of a subdivision or combination of shares of Common Stock, the payment of a stock dividend in shares of Common Stock or any other increase or decrease in the number of  shares of Common Stock outstanding effected without receipt of consideration by the Company, an appropriate adjustment shall be made by the Company, in a manner determined in its sole discretion, in the number and kind of Option Shares and in the Exercise Price.

(b)
If there is a merger or statutory amalgamation or arrangement of the Company with or into another company, a separation of the business of the Company into two or more entities or a transfer of all or substantially all of the assets of the Company to another entity, upon the exercise of this Option, the holder shall be entitled to receive the securities, property or cash which the holder would have received upon such consolidation, merger, amalgamation, arrangement, separation or transfer if the holder had exercised the Option immediately prior to such event. In the event of such an event, an appropriate adjustment shall be made by the Company in the number and kind of Option Shares and in the Exercise Price.

(c)
The existence of the Option granted pursuant to this Agreement shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding. Any adjustment pursuant to this Section may provide, in the Company's discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Option.

2.4 Governing Law.

This Agreement shall be construed, administered and enforced according to the laws of the State of Delaware.

2.5 Successors.

This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and permitted assigns of the Optionee and the Company.

2.6 Notice.

Except as otherwise specified herein, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient. Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

2.7 Severability.

In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

2.8 Entire Agreement.

This Agreement expresses the entire understanding of the parties with respect to the Option.

2.9 Violation.

Any transfer, pledge, sale, assignment, or hypothecation of the Option or any portion thereof shall be a violation of the terms of this Agreement and shall be void and without effect.

2.10 Headings and Capitalized Terms.

Section headings used herein are for convenience of reference only and shall not be considered in construing this.

2.11 No Right to Continued Retention.

The award of Option Shares hereunder shall not be construed as giving the optionee the right to continue as a member of the Board of Directors of the Company or any affiliate.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INTELLIPHARMACEUTICS LTD.

Per:	/s/ Sharon Will
Name:	Sharon Will
Title:	President

OPTIONEES:

/s/ Isa Odidi

/s/ Amina Odidi

EXERCISE OF OPTION

The undersigned hereby irrevocably elects to exercise the within Option to the extent of purchasing _________________ of the shares of Common Stock of said Corporation called for thereby and hereby makes payment of $____________________ in payment of the purchase price thereof Please issue the shares of stock so purchased in accordance with the instructions given below.

Signature

INSTRUCTIONS FOR REGISTRATION OF STOCK ON THE BOOKS OF THE COMPANY

Name

Address

VESTING SCHEDULE

“Vested Shares” means only that number of shares of Common Stock subject to the Option as to which the Option becomes exercisable following completion of the milestones indicated in the schedule below.

Amount of Shares
Which are Vested Shares	Milestones

500,000	FDA filing of a Company drug
500,000	FDA filing of a second Company drug
500,000	FDA filing of a third Company drug
500,000	FDA filing of a fourth Company drug
500,000	FDA filing of a fifth Company drug
500,000	FDA approval of a Company drug
500,000	FDA approval of a second Company drug
500,000	FDA approval of a third Company drug
500,000	FDA approval of a fourth Company drug
500,000	FDA approval of a fifth Company drug Company drug means a drug of the Company or its operating affiliate IntelliPharmaCeutics Corp.